[UNITRODE LETTERHEAD]

                                   FOR FURTHER INFORMATION, PLEASE CONTACT:
                                   S. KELLEY MACDONALD, VICE PRESIDENT,
                                   CORPORATE COMMUNICATIONS,
                                   UNITRODE CORPORATION
                                   7 CONTINENTAL BOULEVARD
                                   MERRIMACK, NH 03054
                                   (603) 429-8767
                                   E-MAIL: MACDONALD@UNITRODE.COM


   UNITRODE SEES WEAKER DEMAND IN Q1; EXPECTS $5-7 MILLION PRE-TAX CHARGE


 Merrimack, NH (April 7, 1998) -- Unitrode Corporation (NYSE -- UTR), a manufacturer of analog/linear and mixed-signal integrated circuits, today announced that based on weaker-than-expected bookings, it currently anticipates revenues in the first quarter ended May 2, 1998, to be about 30% to 35% lower than the $40.8 million level in the same period of last year, and estimates net income to be between $2 million and $3 million before anticipated pre-tax charges of between $5 million and $7 million as outlined below. The results will be available for release in mid-May.

 In prior public announcements, Unitrode had cited continued weakness in the disk drive market as negatively impacting its business. That weakness is continuing. In addition, Unitrode is also experiencing weakness in other served markets similar to that which has been reported by a number of other semiconductor companies. The Company believes that the level of some of its customers' inventories continues to be high and that customers will work off these inventories before making significant new purchasing commitments. Several customers have unexpectedly re-scheduled or canceled orders due for shipment within the quarter, and turns business (orders that are booked and shipped within the quarter) is lower than anticipated.

 Unitrode expects to take additional pre-tax charges of between $5 million and $7 million which would be used for the re-alignment of wafer fabrication capabilities to reflect the decline in demand for 4" bipolar wafers and the conversion from 5" BiCMOS to 6" BiCMOS wafers, the writedown of inventory and equipment, and other costs required to size the business to the reduced level of demand, as well as to account for charges associated with the pending merger of BENCHMARQ Microelectronics, Inc. (NASDAQ--BMRQ) which was announced on March 2, 1998.

 BENCHMARQ has recently announced that due to soft market conditions, it is expecting a sequential decline in revenues for its quarter ending in March. However, in announcing the merger, both companies indicated that the merger should accelerate the new company's penetration of the portable power market and increase market opportunities in other growing target markets.

 Commenting on the announcement, Robert J. Richardson, President and Chief Executive Officer of Unitrode, said, "It may take one or two more quarters to work through the present market conditions, but I am convinced that the markets served by Unitrode and BENCHMARQ continue to offer solid long-term growth opportunities and both companies have excellent products for these markets."

 This press release contains forward-looking information and is made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters set forth in this release are forward-looking and involve risk and uncertainty, including such factors, among others, as the ability to book and ship within the quarter, the demand for semiconductors generally and the specific demand for the Company's products, production capacity constraints, the timely introduction of new processes and products, and specifically the qualification and start-up of the Company's new wafer fabrication facility, the impact of competitive products and prices, unsettled conditions in the hard disk drive market, the difficulties of integrating the operations of Unitrode and BENCHMARQ and other risk factors described in the Company's filings with the Securities and Exchange Commission.

 Unitrode designs and manufactures analog/linear and mixed-signal integrated circuits, principally to perform power management, motion control, and interface functions. Its products are sold throughout the world for a variety of computer, tele- and data-communications, defense/aerospace, industrial, and automotive applications. Further information about Unitrode may be found at the Company's homepage site: http://www.unitrode.com.

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